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         INTERRUPTION IN OPERATIONS OF CNTS, CZECH SUBSIDIARY OF CENTRAL
                        EUROPEAN MEDIA ENTERPRISES LTD.

         PRAGUE, Czech Republic, August 5, 1999 - Central European Media Enterprises Ltd. (CME) (Nasdaq: CETV) announced today that broadcast operations at its 99%-owned Czech subsidiary, Ceska nezavisla televizni spolecnost, spol. sr.o. ("CNTS") have been interrupted by CET 21, spol. sr.o. ("CET 21"), which pre-empted CNTS's transmission and began broadcasting a substitute signal for Nova TV from a site other than CNTS studios this morning. CNTS and CME have urgently requested the Czech Media Council to call an extraordinary meeting to address breaches of the Czech media laws and destablization of the Czech media market.

         In a statement issued today, Fred Klinkhammer, President and Chief Executive Officer of CME stated: "This action by CET 21 constitutes a massive breach of our most basic agreements with CET 21, violates the Czech media laws, the terms of the broadcast license and the Czech Media Council's recent instruction to the parties to work together to resolve their disputes and not to disrupt normal broadcasting of Nova TV. The time has come for the Czech Media Council to recognize that CET 21 is flaunting its legal obligations and holding the Czech public hostage to the ego of one man, Dr. Vladimir Zelezny. We have worked to resolve any disputes with CET 21 and Dr. Zelezny within the legal framework of our agreements and the Czech Media Council's requirements. Dr. Zelezny has refused our offers to negotiate and CET 21 has now violated CNTS's copyrights, trademarks and licenses by producing television programs registered to CNTS and jeopardized the operations of CNTS, the largest commercial television company in the Czech Republic. I urgently call upon the Czech Media Council and other governmental authorities to take strong action to enforce Czech media laws, and the terms of the broadcast license, and to protect the Czech public from being held hostage by these actions. CNTS and CME will continue to take all available steps to enforce their legal rights, including rights arising under international treaties for the protection of foreign investment."

         CET 21, CNTS, CME and Dr. Vladimir Zelezny, the executive officer of CET 21, are engaged in an ongoing dispute with respect to the operations of Nova TV and the rights and obligations of each of CET 21 and CNTS. On April 19, 1999, Dr. Zelezny was recalled as General Director and Executive of CNTS for breaching his fiduciary duties and acting against the interests of CNTS.

         Under the CNTS Memorandum of Association and a Services Agreement dated as of May 21, 1997, CNTS has provided substantially all television and advertising sales services to CET 21 for Nova TV. On June 10, 1999, Dr. Zelezny announced that CET 21 has reached an agreement with another Czech company to provide television services to CET 21 and that CNTS would no longer be the exclusive provider of television services to CET 21 for Nova

                                  -Continued-
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TV. CET 21 is now producing and broadcasting programs as to which CNTS has registered with Czech trademark authorities production and other intellectual property rights. CNTS has notified CET 21 that it is violating CNTS's rights to such programs and will promptly file requests for preliminary injunctions against CET 21's further production and broadcast of such programs.

         Since the dismissal of Dr. Zelezny, CET 21 and CNTS have filed a number of lawsuits with respect to their contractual relationship. CNTS intends to file a preliminary injunction with the Czech courts to enforce its rights to be the exclusive provider of such services to CET 21 for Nova TV under the Services Agreement, and will seek a court injunction prohibiting CET 21 from entering into agreements for the provision of similar services from third parties. CET 21 has filed a petition with the Regional Commercial Court in Prague to declare the Services Agreement invalid, which is pending.

         In June 1999, the Media Commission of the Czech Parliament requested the Czech Media Council to provide its opinion regarding several issues related to the dispute, including whether CNTS is entitled to be the exclusive provider of television services to CET 21 for Nova TV. On July 26, 1999, the Czech Media Council sent CNTS excerpts of its report to the Media Commission. In the excerpts of its report, the Media Council stated its view that the dispute between CET 21 and CME was essentially of a commercial nature and, as long as Czech media laws were not violated, that the Media Council had no legal reason or right to intervene. The report referred to several possible risks of breaches of the Czech media laws arising from the dispute, including destablization of the Czech media environment, and asked CET 21 and CNTS to immediately cease their media campaigns and to inform the Media Council before August 15, 1999 of the steps taken to minimize risks of media law violations and towards settlement of the dispute. CNTS and CME responded to the Media Council that they will comply with the Media Council's request and have offered to recommence negotiations to resolve the disputes with Dr. Zelezny and CET 21. CNTS and CME, however, expressed their disagreement with the Media Council's characterization of the disputes as essentially commercial in nature, pointing out that the Media Council has been intimately involved in approving the structure of the legal relationships between CET 21 and CNTS, and, in fact, mandated many of the contractual changes that gave rise to the current disputes. In response to CME's offer to immediately commence negotiations to resolve the disputes, counsel to CET 21 wrote that the disputes were currently in litigation and indicated no interest in negotiation.

         The Company believes that the recent actions by CET 21 violate the Services Agreement and CET 21's obligations under the CNTS Memorandum of Association, as well as Czech media laws. If CNTS's operations continue to be interrupted, CNTS's advertising revenues could be disrupted or curtailed entirely, and CNTS's business operations could be suspended. CNTS contributed $47.5 million of the Company's combined broadcast cash flow of $25.3 million in 1998 and $3.4 million of the Company's combined broadcast cash flow of negative $3.5 million for the three-month period ended March 31, 1999. Any significant disruption of CNTS's cash flows would have a material adverse effect on the Company and could result in its inability to meet its debt service and other financial obligations.

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Forward-looking Statements

          Statements made above regarding outcomes of legal disputes, disruptions of television programming and effects on CNTS's and CME's operating results and financial condition are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those described in or contemplated by the forward-looking statements.

         CME is the leading broadcaster in Central and Eastern Europe, and operates eight television stations in six countries, reaching an audience of 84 million people, and is traded on the Nasdaq National Market in the US under the symbol "CETV."

                                      # # #

For further information, contact:

Chris Plunkett or Michael Smargiassi
Brainerd Communicators, Inc.
Tel:  212 986 6667